Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces FDA HDE Marketing Approval for the BSD-2000 Hyperthermia System

SALT LAKE CITY—November 21, 2011 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, announced today that the Company has obtained Humanitarian Device Exemption (HDE) marketing approval for the BSD-2000 Hyperthermia System (BSD-2000) from the U.S. Food and Drug Administration (FDA).  The BSD-2000 is approved for use in conjunction with radiation therapy for the treatment of cervical cancer patients who normally would be treated with combined chemotherapy and radiation but are ineligible for chemotherapy due to patient related factors.  The HDE approval authorizes the commercial sale of the BSD-2000.  An HDE approval is obtained after a company has demonstrated the product’s safety and probable benefit for the treatment of a disease affecting fewer than 4,000 people in the United States every year.

Harold Wolcott, CEO of BSD Medical, stated, "We are excited to reach this significant milestone in BSD's history and obtain marketing approval for the BSD-2000 Hyperthermia System.  This HDE approval provides physicians a new clinical tool for cervical cancer patients who are candidates for radiation therapy but ineligible for chemotherapy, a patient group that has few, if any, therapeutic options.  The HDE approval provides a new marketing opportunity for BSD.”

In 2010, an estimated 12,200 women in the United States were diagnosed with cervical cancer, and an estimated 4,210 died of the disease.  It is estimated that approximately $1.4 billion is spent in the U.S. each year on cervical cancer treatment.  Cervical cancer is the fifth most common cancer in women worldwide and the leading cause of death from cancer among women in developing countries.  Researchers have predicted that developing countries could face a 75% increase in the number of cervical cancer cases in the next two decades due to growth and aging of the population.

The BSD-2000 Hyperthermia System – developed and patented exclusively by BSD –delivers localized therapeutic heating (hyperthermia) to solid tumors by applying radiofrequency (RF) energy.  The BSD-2000 creates a central focusing of energy that can be electronically focused to target the shape, size, and location of the tumor, thus providing dynamic control of the heating delivered to the tumor region.  This method of therapeutic heating utilizes the adjustment of frequency, phase, and amplitude from multiple power sources, along with applicator selection and patient positioning, to optimize the deposition of heating energy into the targeted body tissues.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.